Exhibit 10.1

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”), effective as of January 13, 2020 (the “Effective Date”), is made by and between AIRGAIN, INC. (the “Company”), and DAVID LYLE (“Employee”).

WHEREAS, the Board of Directors of the Company (the “Board”) has determined that it is in the best interests of the Company and its shareholders to employ Employee under the following terms and conditions; and

WHEREAS, Employee desires to be employed by the Company and to accept such terms and conditions of employment as are contained in this Agreement.

NOW, THEREFORE, in consideration of the promises and mutual covenants contained herein and for other good and valuable consideration, the receipt of which is mutually acknowledged, the Company and Employee (individually a “Party” and together the “Parties”) agree as follows:

AGREEMENT

1.Effective Date.

Employee’s employment under the terms of this Agreement shall commence on the Effective Date.

2.At-will Employment.

Employee’s employment relationship with the Company under this Agreement (“Employment”) is at-will, terminable at any time and for any reason by either the Company or Employee. While certain sections of this Agreement describe events that could occur at a particular time in the future, nothing in this Agreement shall be construed as a guarantee of employment of any length.

3.Employment Duties.

a.

Title/Responsibilities.  Effective from and after the Effective Date, Employee shall be the Chief Financial Officer and Secretary of the Company, reporting to the Chief Executive Officer and President (the “Supervising Officer”) of the Company. Employee shall perform all of the duties and responsibilities of such offices set forth in the Bylaws of the Company and those commonly associated with such offices and such further duties and responsibilities as may from time to time be assigned to him by the Board or the Supervising Officer.

b.	Full-Time Attention. Employee shall devote his full time, attention, energy and skills to the Company during the period he is employed under this Agreement.
c.

Policy Compliance.  Employee shall comply with all of the Company’s policies, practices and procedures, as well as, all applicable laws.  As a condition to his commencement of employment, Employee will execute and deliver to the Company the Employee Proprietary Information and Inventions Assignment Agreement (the “Employee Proprietary Information and Inventions Assignment Agreement”) attached hereto as Exhibit 1.

4.Compensation.

a.

Base Salary.  The Company shall pay Employee a base salary of $325,000 per year, or such higher amount as the Board may determine from time to time, less applicable federal and state withholding taxes, in accordance with the Company’s regular payroll practices (the “Base Salary”).

b.

Annual Bonus Compensation.  In addition to the Base Salary, Employee will be eligible to receive an incentive bonus (the “Bonus”) at an initial target for 2020 of 60% of his Base Salary (the “Target Bonus”).

c.	Effective Date Awards.

i.On the Effective Date, the Company shall grant to Employee stock options to purchase an aggregate of 100,000 shares of the Company’s common stock (the “Stock Option”).  The Stock Option shall vest as follows:  25% of the original number of shares subject to the Stock Option shall vest on the first anniversary of the Effective Date, and 1/48th of the original number of shares subject to the Stock Option shall vest following each one-month period thereafter, subject to Employee’s continued service to the Company through each such vesting date, so that all of the shares subject to the Stock Option shall be vested on the fourth (4th) anniversary of the Effective Date.  The Stock Option will be granted pursuant to the Company’s 2016 Incentive Award Plan (the “Plan”).  The Stock Option will have an exercise price per share equal to the then-current fair market value per share of the common stock of the Company (as determined pursuant to the Plan) on the date of grant.  The Stock Option shall be an incentive stock option to the extent permitted under Section 422 of the Internal Revenue Code of 1986, as amended (the “Code”).  The Stock Option shall have a ten-year term and shall be subject to the terms and conditions of the Plan and the stock option agreement pursuant to which the Stock Option is granted.

ii.On the Effective Date, the Company shall grant to Employee 35,000 restricted stock units (the “RSUs”).  The RSUs will be granted pursuant to the Plan.  The RSUs shall vest in four equal annual installments on each of March 1, 2021, 2022, 2023, and 2024, subject to Employee’s continued service to the Company through each such vesting date.  The RSUs shall be subject to the terms and conditions of the Plan and the stock option agreement pursuant to which the RSUs are granted.

iii.Notwithstanding the foregoing, the Stock Option and the RSUs (and all Equity Awards held by Employee (as defined below)) shall become fully vested in the event of Employee’s termination of employment by the Company without Cause (as defined below), or Employee’s Resignation for Good Reason (as defined below), in each case within sixty (60) days prior to a Change in Control or at any time following a Change in Control (as defined below).  For the avoidance of doubt, any acceleration in the event

of Employee’s termination of employment by the Company without Cause or Employee’s Resignation for Good Reason   within sixty (60) days prior to a Change in Control will be effective on the date of the Change in Control occurring within such sixty (60) day period following such termination.

iv.For purposes of this Agreement, “Equity Awards” means all stock options, restricted stock, restricted stock units and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof, including the Stock Option and the RSUs.

d.

Additional Equity Awards.  Employee shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company.  Except as otherwise provided in this Agreement, Employee’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan.

e.

Employee Benefits. Employee shall be entitled to participate in all employee benefit plans, programs and arrangements maintained by the Company and made available to employees generally, including, without limitation, bonus, retirement, profit sharing and savings plans and medical, disability, dental, life and accidental death and dismemberment insurance plans.

f.

Reimbursement of Expenses. During his Employment with the Company, Employee shall be entitled to reimbursement for all reasonable and necessary business expenses incurred on behalf of the Company, including without limitation, travel and entertainment expenses, business supplies and communication expenses, in accordance with the Company’s policies and procedures.

5.Voluntary Resignation or Termination for “Cause.”

a.

Payment upon Voluntary Resignation other than for Good Reason or Termination for Cause. If Employee voluntarily resigns his Employment other than for Good Reason or if Employee is terminated for Cause, the Company shall pay Employee the following: (i) all accrued and unpaid Base Salary, if any is due, through the date of termination and any vacation which is accrued but unused as of such date; (ii) Employee’s business expenses that are reimbursable pursuant to this Agreement and Company policies, but which have not been reimbursed by the Company as of the date of termination; and (iii) the Employee’s Bonus compensation for the calendar year immediately preceding the year in which the date of termination occurs if such Bonus has been determined but not paid as of the date of termination (payable at the time such Bonus would otherwise have been paid to Employee, but in no event later than March 15 of the year in which the date of termination occurs) (collectively, the “Accrued Obligations”).  Employee shall not be eligible for severance payments under Sections 6, 7 or 8 below, or any continuation of benefits (other than as required by law), or any other compensation pursuant to this Agreement or otherwise.

b.

Definition of “Cause”.  As set forth above, the employment relationship between the Parties is at-will, terminable at any time by either Party for any reason or no reason. The termination may nonetheless be for “Cause”. For purposes of this Agreement, “Cause” is defined as the Company’s good faith determination of: (i) Employee’s material breach of this

Agreement or the Employee Proprietary Information and Inventions Assignment Agreement or the definitive agreements relating to the Equity Awards referenced in Section 4(c) above; (ii) Employee’s continued substantial and material failure or refusal to perform according to, or to comply with, the policies, procedures or practices established by the Company; (iii) the appropriation (or attempted appropriation) of a material business opportunity of the Company, including attempting to secure or securing any personal profit in connection with any transaction entered into on behalf of the Company; (iv) the misappropriation (or attempted appropriation) of any of the Company’s funds or property of any kind; (v) willful gross misconduct; or (vi) Employee’s conviction of a felony involving moral turpitude that is likely to inflict or has inflicted material injury on the business of the Company; provided, however, that except for Cause being the result of item (vi) above, the Company shall provide written notice to Employee, which notice specifically identifies the nature of the alleged Cause claimed by the Company with enough specificity for Employee to be able to cure, and Employee shall thereafter have fifteen (15) days to cure the purported ground(s) for Cause.

c.	Definition of “Good Reason”. For purposes of this Agreement, “Good Reason” and “Resignation for Good Reason” are defined as:
i.	a material reduction in Employee’s authority, duties or responsibilities relative to Employee’s authority, duties or responsibilities in effect immediately prior to such reduction;
ii.

a material reduction by the Company in Employee’s Base Salary relative to Employee’s Base Salary in effect immediately prior to such reduction (and the Parties agree that a reduction of ten percent (10%) or more will be considered material for purposes of this clause (ii)), other than a general reduction in the base salaries of similarly-situated employees of the Company;

iii.

a material change in the geographic location at which Employee must perform his duties (and the Company and Employee agree that any requirement that Employee be based at any place outside a 25-mile radius of his or her place of employment as of the Effective Date, except for reasonably required travel on the Company’s or any successor’s or affiliate’s business that is not materially greater than such travel requirements prior to the Effective Date, shall be considered a material change); or

iv.	the Company’s material breach of this Agreement;

provided, however, that Employee must provide written notice to the Board of the condition that could constitute a “Good Reason” event within ninety (90) days of the initial existence of such condition and such condition must not have been remedied by the Company within thirty (30) days (the “Cure Period”) of such written notice.  Employee’s Resignation for Good Reason must occur within six (6) months following the initial existence of such condition.

6.Termination Without “Cause” or “Resignation for Good Reason”.  In the event Employee is terminated without Cause or resigns for Good Reason, Employee shall be entitled to:

a.	the Accrued Obligations; plus
b.

subject to Employee’s execution and non-revocation of a full and final Release (as defined in Section 9 below) and Employee’s continued compliance with the Employee Proprietary Information and Inventions Assignment Agreement, severance pay in an amount equal to the sum of (i) twelve (12) months’ Base Salary as in effect immediately prior to the date of termination, plus (ii) an amount equal to Employee’s Target Bonus for the calendar year during which the date of termination occurs, prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination, payable in a lump sum on the date that is thirty (30) days following the date of termination; plus

c.

subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Employee Proprietary Information and Inventions Assignment Agreement, for the period beginning on the date of Employee’s termination of employment and ending on the date which is twelve (12) full months following the date of Employee’s termination of employment (or, if earlier, the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires) (the “COBRA Coverage Period”), the Company shall arrange to provide Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s termination of employment with health (including medical and dental) insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of such termination.  If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources.  If any of the Company’s health benefits are self-funded as of the date of Employee’s termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to the premium as of the date of termination) as currently taxable compensation in substantially equal monthly installments over the COBRA Coverage Period (or the remaining portion thereof).

7.Employee’s Disability or Death. Employee’s employment shall terminate automatically in the event of Employee’s death or termination of employment by reason of his “Disability.” In the event of Employee’s death or termination of employment as a result of Employee’s Disability, Employee or his heirs shall be entitled to (a) the Accrued Obligations, plus (b) payment of an amount equal to Employee’s “earned” Bonus for the calendar year during which Employee’s date of termination occurs calculated as of the date of termination (wherein “earned” means that Employee has met the applicable bonus metrics as of date of such termination, as determined by the Board), prorated for such portion of the calendar year during which such termination occurs that has elapsed through the date of termination, payable in a lump sum on the date that is thirty (30) days following the date of termination.  For purposes of this Agreement, “Disability” shall mean the Employee’s failure to perform his duties hereunder, for a period of not less than one hundred twenty (120) consecutive days because of Employee’s incapacitation due to physical or mental injury, disability, or illness.

8.Change in Control Termination.

a.	Payment Upon Change in Control Termination. In the event of a “Change in Control Termination”, as defined below, Employee shall be entitled to:
i.	the Accrued Obligations; plus
ii.

subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Employee Proprietary Information and Inventions Assignment Agreement, severance pay in an amount equal to the sum of (a) twelve (12) months’ Base Salary as in effect immediately prior to the date of termination, plus (b) Employee’s Target Bonus for the calendar year during which such date of termination occurs, payable in a lump sum on the date that is thirty (30) days following the date of termination; plus

iii.

subject to Employee’s execution and non-revocation of a full and final Release and Employee’s continued compliance with the Employee Proprietary Information and Inventions Assignment Agreement, for the period beginning on the date of Employee’s termination of employment and ending on the date which is eighteen (18) full months following the date of Employee’s termination of employment (or, if earlier, the date on which the applicable continuation period under COBRA expires) (the “CIC COBRA Coverage Period”), the Company shall arrange to provide Employee and his eligible dependents who were covered under the Company’s health insurance plans as of the date of Employee’s termination of employment with health (including medical and dental) insurance benefits substantially similar to those provided to Employee and his dependents immediately prior to the date of such termination.  If the Company is not reasonably able to continue health insurance benefits coverage under the Company’s insurance plans, the Company shall provide substantially equivalent coverage under other third-party insurance sources.  If any of the Company’s health benefits are self-funded as of the date of Employee’s termination of employment, or if the Company cannot provide the foregoing benefits in a manner that is exempt from or otherwise compliant with applicable law (including, without limitation, Section 409A of the Code and Section 2716 of the Public Health Service Act), instead of providing continued health insurance benefits as set forth above, the Company shall instead pay to Employee an amount equal to the monthly premium payment for Employee and his eligible dependents who were covered under the Company’s health plans as of the date of Employee’s termination of employment (calculated by reference to the premium as of the date of termination) as currently taxable compensation in substantially equal monthly installments over the CIC COBRA Coverage Period (or the remaining portion thereof).

b.

Definition of “Change in Control Termination”. A “Change in Control Termination” occurs if Employee (i) is terminated without Cause, or (ii) terminates his employment pursuant to a Resignation for Good Reason, in each case within twelve (12) months following a “Change in Control” (as defined below).  For purposes of this Agreement, a “Change in Control” means and includes each of the following:

i.A transaction or series of transactions (other than an offering of the Company's common stock to the general public through a registration statement filed with the Securities and Exchange Commission or a transaction or series of transactions that meets the requirements of clauses (x) and (y) of subsection (iii) below) whereby any “person” or related “group” of “persons” (as such terms are used in Sections 13(d) and 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (other than the Company, any of its subsidiaries, an employee benefit plan maintained by the Company or any of its subsidiaries or a “person” that, prior to such transaction, directly or indirectly controls, is controlled by, or is under common control with, the Company) directly or indirectly acquires beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of securities of the Company possessing more than fifty percent (50%) of the total combined voting power of the Company’s securities outstanding immediately after such acquisition; or

ii.During any period of two consecutive years, individuals who, at the beginning of such period, constitute the Board together with any new director(s) (other than a director designated by a person who shall have entered into an agreement with the Company to effect a transaction described in subsections (i) or (iii)) whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the two (2)-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof; or

iii.The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (A) a merger, consolidation, reorganization, or business combination or (B) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (C) the acquisition of assets or stock of another entity, in each case other than a transaction:

x.which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

y.after which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this clause (y) as beneficially owning fifty percent (50%) or more of the combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction.

In addition, if a Change in Control constitutes a payment event with respect to any payment under this Agreement which provides for the deferral of compensation and is subject to Section 409A of the Code, the transaction or event described in clause (i), (ii), or (iii) with respect to such payment must also constitute a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5) to the extent required by Section 409A of the Code.

9.Release.  Notwithstanding any provision to the contrary in this Agreement, no amount shall be paid or benefit provided pursuant to Section 6 or Section 8 (other than the Accrued Obligations) and no accelerated vesting of the Equity Awards shall occur as a result of Employee’s termination of employment pursuant to Section 4(c) unless, on or prior to the thirtieth (30th) day following the date of Employee’s termination of employment, an effective general release of claims agreement (the “Release”) in substantially the form attached hereto as Exhibit 2 has been executed by Employee and remains effective on such date and any applicable revocation period thereunder has expired.

10.Notices.  Any reports, notices or other communications required or permitted to be given by either Party hereto, shall be given in writing by personal delivery, overnight courier service, or by registered or certified mail, postage prepaid, return receipt requested, addressed to the Company at its principal executive offices and to Employee at his most recent address on the Company’s payroll records.

11.Notice of Termination.  Any purported termination of Employment by the Company or the Employee shall be communicated by written Notice of Termination to the other Party. For purposes of this Agreement, a “Notice of Termination” shall mean a notice which indicates, if applicable, the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Employee’s employment under the provision so indicated. For purposes of this Agreement, no such purported termination of employment shall be effective without delivery of such a Notice of Termination.

12.General Provisions.

a.

Governing Law; Venue. This Agreement shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.  Employee and the Company agree that any litigation regarding this Agreement shall be conducted in San Diego, California. Employee and the Company hereby consent to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California.

b.

Assignment; Assumption by Successor.  The rights of the Company under this Agreement may, without the consent of Employee, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company.  The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder.  As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise.

c.

No Waiver of Breach. The failure to enforce any provision of this Agreement shall not be construed as a waiver of any such provision, nor prevent a Party thereafter from enforcing the provision or any other provision of this Agreement. The rights granted the Parties are cumulative, and the election of one shall not constitute a waiver of such Party’s right to assert all other legal and equitable remedies available under the circumstances.

d.

Severability. The provisions of this Agreement are severable, and if any provision shall be held to be invalid or otherwise unenforceable, in whole or in part, the remainder of the provisions, or enforceable parts of this Agreement, shall not be affected.

e.

Entire Agreement. This Agreement and the Employee Proprietary Information and Inventions Assignment Agreement constitute the entire agreement of the Parties with respect to the subject matter of this Agreement and supersede all prior and contemporaneous negotiations, agreements and understandings between the Parties, whether oral or written, including, without limitation any offer letter between the parties.

f.	Modifications and Waivers. No modification or waiver of this Agreement shall be valid unless in writing, signed by the Party against whom such modification or waiver is sought to be enforced.
g.	Amendment. This Agreement may be amended or supplemented only by a writing signed by both of the Parties hereto.
h.

Duplicate Counterparts; Facsimile. This Agreement may be executed in duplicate counterparts, each of which shall be deemed an original; provided, however, such counterparts shall together constitute only one agreement. Facsimile signatures or signatures sent via electronic mail shall be as effective as original signatures.

i.	Interpretation. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.
j.

Non-transferability of Interest.  None of the rights of Employee to receive any form of compensation payable pursuant to this Agreement shall be assignable or transferable except through a testamentary disposition or by the laws of descent and distribution upon the death of Employee.  Any attempted assignment, transfer, conveyance, or other disposition (other than as aforesaid) of any interest in the rights of Employee to receive any form of compensation to be made by the Company pursuant to this Agreement shall be void.

k.Construction.  The language in all parts of this Agreement shall in all cases be construed simply, according to its fair meaning, and not strictly for or against any of the parties hereto.  Without limitation, there shall be no presumption against any party on the ground that such party was responsible for drafting this Agreement or any part thereof.

l.	Section 409A.

i.Notwithstanding anything to the contrary in this Agreement, no payment or benefit to be paid or provided to Employee upon his termination of employment, if any, pursuant to this Agreement that, when considered together with any other payments or benefits, are considered deferred compensation under Section 409A (together, the “Deferred Payments”) will be paid or otherwise provided until Employee has a “separation from service” within the meaning of Section 409A.  Similarly, no amounts payable to Employee, if any, pursuant to this Agreement that otherwise would be exempt from Section 409A pursuant to Treasury Regulation Section 1.409A-1(b)(9) will be payable until Employee has a “separation from service” within the meaning of Section 409A.

ii.Notwithstanding anything to the contrary in this Agreement, if Employee is a “specified employee” within the meaning of Section 409A at the time of Employee’s termination of employment (other than due to death), then the Deferred Payments that are payable within the first six (6) months following Employee’s separation from service, will become payable on the first payroll date that occurs on or after the date six (6) months and one (1) day following the date of Employee’s separation from service.  All subsequent Deferred Payments, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit.  Notwithstanding anything herein to the contrary, if Employee dies following Employee’s separation from service, but prior to the six (6) month anniversary of the separation from service, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Employee’s death and all other Deferred Payments will be payable in accordance with the payment schedule applicable to each payment or benefit.  Each payment and benefit payable under this Agreement is intended to constitute a separate payment for purposes of Section 1.409A-2(b)(2) of the Treasury Regulations.

iii.Any amount paid under this Agreement that satisfies the requirements of the “short-term deferral” rule set forth in Section 1.409A-1(b)(4) of the Treasury Regulations will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

iv.Any amount paid under this Agreement that qualifies as a payment made as a result of an involuntary separation from service pursuant to Section 1.409A-1(b)(9)(iii) of the Treasury Regulations that does not exceed the limits set forth therein will not constitute a Deferred Payment for purposes of clauses (i) and (ii) above.

v.This Agreement is intended to be written, administered, interpreted and construed in a manner such that no payment or benefits provided under the Agreement become subject to (A) the gross income inclusion set forth within Code Section 409A(a)(1)(A) or (B) the interest and additional tax set forth within Code Section 409A(a)(1)(B) (together, referred to herein as the “Section 409A Penalties”), including, where appropriate, the construction of defined terms to have meanings that would not cause the imposition of Section 409A Penalties.  In no event shall the Company be required to provide a tax gross-up payment to Employee or otherwise reimburse Employee with respect to Section 409A Penalties.   The Company and Employee agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions which are necessary, appropriate or desirable to avoid imposition of any Section 409A Penalties on Employee.

vi.Any reimbursement of expenses or in-kind benefits payable under this Agreement shall be made in accordance with Treasury Regulation Section 1.409A-3(i)(1)(iv) and shall be paid on or before the last day of Employee’s taxable year following the taxable year in which Employee incurred the expenses.  The amount of expenses reimbursed or in-kind benefits payable in one year shall not affect the amount eligible for reimbursement or in-kind benefits payable in any other taxable year of Employee’s, and Employee’s right to reimbursement for such amounts shall not be subject to liquidation or exchange for any other benefit.

m.

Whistleblower Provision. Nothing herein shall be construed to prohibit Employee from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

(Signature Page Follows)

IN WITNESS WHEREOF, the Parties have executed this Agreement as of the date(s) set forth below.

AIRGAIN, INC.

Dated:  January 10, 2020By:/s/ Jacob Suen_________________

Name:Jacob Suen____________________

Title:CEO & President________________

EMPLOYEE

Dated:  January 10, 2020/s/ D Lyle___________________________

DAVID LYLE

Exhibit 1

Employee Proprietary Information and Inventions Assignment Agreement

[Attached]

AIRGAIN, INC.

EMPLOYEE PROPRIETARY INFORMATION AND INVENTIONS ASSIGNMENT AGREEMENT

In consideration and as a condition of my employment or continued employment by Airgain, Inc., a Delaware corporation (together with any of its subsidiaries or parent companies, and any of their successors or assigns collectively, the “Company”), and my receipt of the compensation paid to me by the Company in the context of that employment, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, effective as of the date of my signature below (the “Effective Date”), I, the undersigned, agree as follows:

1.Proprietary Information. During the term of my employment, I may have or may in the future receive and otherwise be exposed, directly or indirectly, to confidential and proprietary information of the Company whether in graphic, written, electronic or oral form, including without limitation information relating to the Company’s business, strategies, designs, products, services and technologies and any derivatives, improvements and enhancements relating to any of the foregoing, or to the Company’s suppliers, customers or business partners (collectively “Proprietary Information”). Proprietary Information may be identified at the time of disclosure as confidential or proprietary or information which by its context would reasonably be deemed to be confidential or proprietary. “Proprietary Information” may also include without limitation (a)(i) unpublished patent disclosures and patent applications and other filings, know-how, trade secrets, works of authorship and other intellectual property, as well as any information regarding ideas, Inventions (as defined in Section 5), technology, and processes, including without limitation assays, sketches, schematics, techniques, drawings, designs, descriptions, specifications and technical documentation, (ii) specifications, protocols, models, designs, equipment, engineering, algorithms, software programs, software source documents, formulae, (iii) information concerning or resulting from any research and development or other project, including without limitation, experimental work, product development plans, regulatory compliance information, and research, development and regulatory strategies, and (iv) business and financial information, including without limitation purchasing, procurement, manufacturing, customer lists, information relating to investors, employees, business and contractual relationships, business forecasts, sales and merchandising, business and marketing plans, product plans, and business strategies, including without limitation information the Company provides regarding third parties, such as, but not limited to, suppliers, customers, employees, investors, or vendors; and (b) any other information, to the extent such information contains, reflects or is based upon any of the foregoing Proprietary Information. The Proprietary Information may also include information of a third party that is disclosed to you by the Company or such third party at the Company’s direction.

2.Obligations of Non-Use and Nondisclosure. I acknowledge the confidential and secret character of the Proprietary Information, and agree that the Proprietary Information is the sole, exclusive and valuable property of the Company. Accordingly, I agree not to use the Proprietary Information except in the performance of my authorized duties as an employee of the Company, and not to disclose all or any part of the Proprietary Information in any form to any

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third party, either during or after the term of my employment, without the prior written consent of the Company on a case-by-case basis. Upon termination of my employment, I agree to cease using and to return to the Company all whole and partial copies and derivatives of the Proprietary Information, whether in my possession or under my direct or indirect control, provided that I am entitled to retain my personal copies of (a) my compensation records, (b) materials distributed to stockholders generally, and (c) this Employee Proprietary Information and Inventions Assignment Agreement (this “Agreement”). I understand that my obligations of nondisclosure with respect to Proprietary Information shall not apply to information that I can establish by competent proof (x) was actually in the public domain at the time of disclosure or enters the public domain following disclosure other than as a result of a breach of this Agreement, (y) is already in my possession without breach of any obligations of confidentiality at the time of disclosure by the Company as shown by my files and records immediately prior to the time of disclosure, or (z) is obtained by me from a third party not under confidentiality obligations and without a breach of any obligations of confidentiality. If I become compelled by law, regulation (including without limitation the rules of any applicable securities exchange), court order, or other governmental authority to disclose the Proprietary Information, I shall, to the extent possible and permissible under applicable law, first give the Company prompt notice. I agree to cooperate reasonably with the Company in any proceeding to obtain a protective order or other remedy. If such protective order or other remedy is not obtained, I shall only disclose that portion of such Proprietary Information required to be disclosed, in the opinion of my legal counsel. I shall request that confidential treatment be accorded such Proprietary Information, where available. Compulsory disclosures made pursuant to this section shall not relieve me of my obligations of confidentiality and non-use with respect to non-compulsory disclosures. I understand that nothing herein is intended to or shall prevent me from communicating directly with, cooperating with, or providing information to, any federal, state or local government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. I shall promptly notify my supervisor or any officer of the Company if I learn of any possible unauthorized use or disclosure of Proprietary Information and shall cooperate fully with the Company to enforce its rights in such information.

3.Defend Trade Secrets Act Notice of Immunity Rights. I acknowledge that the Company has provided me with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (a) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (b) I shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of Proprietary Information that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (c) if I file a lawsuit for retaliation by the Company for reporting a suspected violation of law, I may disclose the Proprietary Information to my attorney and use the Proprietary Information in the court proceeding, if I file any document containing the Proprietary Information under seal, and do not disclose the Proprietary Information, except pursuant to court order.

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4.Property of the Company. I acknowledge and agree that all notes, memoranda, reports, drawings, blueprints, manuals, materials, data, emails and other papers and records of every kind, or other tangible or intangible materials which shall have or shall come into my possession in the course of my employment with the Company, relating to any Proprietary Information, shall be the sole and exclusive property of the Company and I hereby assign any rights or interests I may have obtained or may in the future obtain in any of the foregoing. I agree to surrender this property to the Company immediately upon termination of my employment with the Company, or at any time upon request by the Company. I further agree that any property situated on the Company’s data systems or on the Company’s premises and owned by the Company, including without limitation electronic storage media, filing cabinets or other work areas, is subject to inspection by Company personnel at any time with or without notice.

5.Inventions.

5.1Disclosure and Assignment of Inventions. For purposes of this Agreement, an “Invention” shall mean any idea, invention or work of authorship, including, without limitation, any documentation, formula, design, device, code, method, software, technique, process, discovery, concept, improvement, enhancement, development, machine or contribution, in each case whether or not patentable or copyrightable. I will disclose all Inventions promptly in writing to an officer of the Company or to attorneys of the Company in accordance with the Company’s policies and procedures. I will, and hereby do, assign to the Company, without requirement of further writing, without royalty or any other further consideration, my entire right, title and interest throughout the world in and to all Inventions created, conceived, made, developed, and/or reduced to practice by me at any time during the course of my employment by the Company and all intellectual property rights therein. I hereby waive, and agree to waive, any moral rights I may have in any copyrightable work I create or have created on behalf of the Company. I also hereby agree, that for a period of one year after my employment with the Company, I shall disclose to the Company any Inventions that I create, conceive, make, develop, reduce to practice or work on that relate to the work I performed for the Company. The Company agrees that it will use commercially reasonable measures to keep Inventions disclosed to it pursuant to this Section 5.1 that do not constitute Inventions to be owned by the Company in confidence and shall not use any Inventions for its own advantage, unless in either case those Inventions are assigned or assignable to the Company pursuant to this Section 5.1 or otherwise.

5.2Certain Exemptions. The obligations to assign Inventions set forth in Section 5.1 apply with respect to all Inventions (a) whether or not such Inventions are conceived, made, developed or worked on by me during my regular hours of employment with the Company; (b) whether or not the Invention was made at the suggestion of the Company; (c) whether or not the Invention was reduced to drawings, written description, documentation, models or other tangible form; and (d) whether or not the Invention is related to the general line of business engaged in by the Company, but do not apply to Inventions that (x) I develop entirely on my own time or after the date of this Agreement without using the Company’s equipment, supplies, facilities or Proprietary Information; (y) do not relate to the Company’s business, or actual or demonstrably anticipated research or development of the Company at the time of conception or reduction to practice of the Invention; and (z) do not result from and are not related to any work performed by me for the Company. I hereby acknowledge and agree that the

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Company has notified me that, if I reside in the state of California, assignments provided for in Section 5.1 do not apply to any Invention which qualifies fully for exemption from assignment under the provisions of Section 2870 of the California Labor Code (“Section 2870”), a copy of which is attached as Exhibit A. If applicable, at the time of disclosure of an Invention that I believe qualifies under Section 2870, I shall provide to the Company, in writing, evidence to substantiate the belief that such Invention qualifies under Section 2870. I further understand that, to the extent this Agreement shall be construed in accordance with the laws of any state which precludes a requirement in an employee agreement to assign certain classes of inventions made by an employee, Section 5.1 shall be interpreted not to apply to any Invention which a court rules and/or the Company agrees falls within such classes.

5.3Records. I will make and maintain adequate and current written records of all Inventions covered by Section 5.1. These records may be in the form of notes, sketches, drawings, flow charts, electronic data or recordings, notebooks and any other format. These records shall be and remain the property of the Company at all times and shall be made available to the Company at all times.

5.4Patents and Other Rights. I agree to assist the Company in obtaining, maintaining and enforcing patents, invention assignments and copyright assignments, and other proprietary rights in connection with any Invention covered by Section 5.1, and will otherwise assist the Company as reasonably required by the Company to perfect in the Company the rights, title and other interests in my work product granted to the Company under this Agreement (both in the United States and foreign countries). I further agree that my obligations under this Section 5.4 shall continue beyond the termination of my employment with the Company, but if I am requested by the Company to render such assistance after the termination of such employment, I shall be entitled to a fair and reasonable rate of compensation for such assistance, and to reimbursement of any expenses incurred at the request of the Company relating to such assistance. If the Company is unable for any reason, after reasonable effort, to secure my signature on any document needed in connection with the actions specified above, I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as my agent and attorney in fact, which appointment is coupled with an interest, to act for and in my behalf to execute, verify and file any such documents and to do all other lawfully permitted acts to further the purposes of this Section 5.4 with the same legal force and effect as if executed by me.

5.5Prior Contracts and Inventions; Information Belonging to Third Parties. I represent and warrant that, except as set forth on Exhibit B, I am not required, and I have not been required during the course of work for the Company or its predecessors, to assign Inventions under any other contracts that are now or were previously in existence between me and any other person or entity. I further represent that (a) I am not obligated under any consulting, employment or other agreement that would affect the Company’s rights or my duties under this Agreement, and I shall not enter into any such agreement or obligation during the period of my employment by the Company, (b) there is no action, investigation, or proceeding pending or threatened, or any basis therefor known to me involving my prior employment or any consultancy or the use of any information or techniques alleged to be proprietary to any former employer, and (c) the performance of my duties as an employee of the Company do not and will

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not breach, or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company or if applicable, any agreement to refrain from competing, directly or indirectly, with the business of such previous employer or any other party or to refrain from soliciting employees, customers or suppliers of such previous employer or other party. I have not and will not, in connection with my employment by the Company, use or disclose to the Company any confidential, trade secret or other proprietary information of any previous employer or other person to which I am not lawfully entitled. As a matter of record, I attach as Exhibit B a brief description of all Inventions made or conceived by me prior to my employment with the Company which I desire to be excluded from this Agreement (“Background Technology”). If full disclosure of any Background Technology would breach or constitute a default under any agreement to which I am bound, including any agreement limiting the use or disclosure of proprietary information acquired in confidence prior to engagement by the Company, I understand that I am to describe such Background Technology in Exhibit B at the most specific level possible without violating any such prior agreement. Without limiting my obligations or representations under this Section 5.5, if I use any Background Technology in the course of my employment or incorporate any Background Technology in any product, service or other offering of the Company, I hereby grant the Company a non-exclusive, royalty-free, perpetual and irrevocable, worldwide right to use and sublicense the use of Background Technology for the purpose of developing, marketing, selling and supporting Company technology, products and services, either directly or through multiple tiers of distribution, but not for the purpose of marketing Background Technology separately from Company products or services.

5.6Works Made for Hire. I acknowledge that all original works of authorship which were or are made by me (solely or jointly with others) within the scope of my employment with the Company and which are eligible for copyright protection are “works made for hire” as that term is defined in the United States Copyright Act (17 U.S.C., Section 101).

6.Restrictive Covenants. I agree to fully comply with the covenants set forth in this Section 6 (the “Restrictive Covenants”). I further acknowledge and agree that the Restrictive Covenants are reasonable and necessary to protect the Company’s legitimate business interests, including its Proprietary Information and goodwill.

6.1Non-Competition. During the term of my employment with the Company, as well as any subsequent engagement by the Company as a service provider, and, to the extent I am not a resident of the State of California, for a period of one year immediately following the termination of such employment or engagement, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity other than the Company: (i) operate, conduct, or engage in, or prepare to operate, conduct, or engage in the Business; (ii) own, finance, or invest in (except as the holder of not more than one percent of the outstanding stock of a publicly-held company) any Business, or (iii) participate in, render services to, or assist any person or entity that engages in or is preparing to engage in the Business in any capacity (whether as an employee, consultant, contractor, partner, officer, director, or otherwise) (x) which involves the same or similar types of services I performed for the Company at any time during the last two years of my employment with the Company or (y) in which I could

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reasonably be expected to use or disclose Proprietary Information, in each case (i), (ii), or (iii) in the Restricted Territory.

6.2Non-Solicitation of Company Personnel. During the term of my employment with the Company, as well as any subsequent engagement by the Company as a service provider, and for a period of one year immediately following the termination of such employment or engagement for any reason, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) employ or hire any Company Personnel in any capacity (whether as an employee, contractor, consultant or otherwise); (b) solicit or attempt to solicit for employment or hire any Company Personnel in any capacity; (c) entice or induce any Company Personnel to leave his or her or their employment with the Company; or (d) otherwise negatively interfere with the Company’s relationship with any Company Personnel. Notwithstanding the foregoing, a general solicitation or advertisement for job opportunities that I may publish without targeting any Company Personnel shall not be considered a violation of Section 6.2(b).

6.3Non-Solicitation of Company Customer. During the term of my employment with the Company, as well as any subsequent engagement by the Company as a service provider, I will not, directly or indirectly, for my own benefit or for the benefit of any other individual or entity: (a) solicit business from, or offer to provide products or services that are similar to any product or service provided or that could be provided by the Company or that are otherwise competitive with the Business to, any Company Customer; (b) cause or encourage any Company Customer to reduce or cease doing business with the Company, or (c) otherwise negatively interfere with the Company’s relationships with any Company Customer.

6.4Interpretation. If any restriction set forth in the Restrictive Covenants is found by any court of competent jurisdiction to be unenforceable because it extends for too long a period of time or over too great a range of activities or in too broad a geographic area, it shall be interpreted to extend only over the maximum period of time, range of activities or geographic area as to which it may be enforceable.

6.5Waiver. At any time, the Company may in its sole discretion elect to waive any or part of the Restrictive Covenants, provided any such waiver is expressly agreed to in writing by an executive officer of the Company, or, if I am an executive officer of the Company, by the Board of Directors of the Company.

6.6Definitions. As used in the Restrictive Covenants:

(a)The term “Business” means any business or part thereof that develops, manufactures, markets, licenses, sells or provides any product or service that competes with any product or service developed, manufactured, marketed, licensed, sold or provided, or planned to be developed, manufactured, marketed, licensed, sold or provided, by the Company, in each case at any time during my employment or engagement with the Company.

(b)The term “Company Customer” means any individual or entity who (i) is, or was at any time during the one year period prior to my employment or engagement with the Company, a customer, supplier, or vendor of the Company of whom I learned, with whom I had

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business contact or about whom I obtained Proprietary Information at any time during my employment or engagement with the Company, or (ii) is a prospective customer, supplier, or vendor of the Company of whom I learned, with whom I had business contact, or about whom I obtained Proprietary Information as part of a solicitation of business on behalf of the Company at any time during the one year period prior to my termination of employment or engagement with the Company.

(c)The term “Company Personnel” means any individual or entity who is or was at any time during the six months period prior to my solicitation or other activity prohibited by Section 6.2, employed or engaged (whether as an employee, consultant, independent contractor or in any other capacity) by the Company.

(d)The term “Restricted Territory” means each city, county, state, territory and country in which (i) I provided services or had a material presence or influence at any time during the last two years of my employment or engagement with the Company or (ii) the Company is engaged in or has plans to engage in the Business as of the termination of my employment or engagement with the Company.

7.Notification to Other Parties. In the event of termination of my employment with the Company for any reason, I hereby consent to notification by the Company to my new employer or other party for whom I work about my rights and obligations under this Agreement.

8.Employment at Will. I understand and agree that my employment with the Company is at will. Accordingly, my employment can be terminated at any time, without cause or notice, at my option or the Company’s option. The at-will nature of my employment also means that I can be transferred or demoted, and my job title, compensation, benefits and other terms and conditions of employment can be reduced, at any time with or without cause. I acknowledge that such changes shall not affect the enforceability of the Restrictive Covenants or other terms of this Agreement. This at-will status of my employment relationship with the Company shall remain in full force and effect throughout my employment with the Company, and the Restrictive Covenants shall remain in full force and effect pursuant to their terms. The at-will status of my employment can be modified only in a written agreement that expressly alters such status and which is signed by both an authorized officer of the Company and me.

9.Miscellaneous.

9.1The parties’ rights and obligations under this Agreement will bind and inure to the benefit of their respective successors, heirs, executors, and administrators and permitted assigns. I will not assign this Agreement or my obligations hereunder without the prior written consent of the Company, which consent may be withheld in the Company’s sole discretion, and any such purported assignment without consent shall be null and void from the beginning. I agree that the Company may freely assign or otherwise transfer this Agreement to any affiliate or successor in interest (whether by way of merger, sale, acquisition or corporate re-organization or any substantially similar process) of the Company.

9.2This Agreement constitutes the parties’ final, exclusive and complete understanding and agreement with respect to the subject matter hereof, and supersedes all prior

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and contemporaneous understandings and agreements, whether oral or written, relating to its subject matter. Notwithstanding the foregoing, this Agreement shall not supersede, limit or replace any restrictions or obligations contained in any prior proprietary information and inventions agreement by and between me and the Company or any of its affiliates to the extent such prior restrictions are more favorable to the Company than those set forth in this Agreement, and the Company shall be entitled to the full benefits of this Agreement and any such other restrictions and obligations.

9.3Any subsequent change or changes in my duties, obligations, rights or compensation will not affect the validity or scope of this Agreement. This Agreement may not be waived, modified or amended unless mutually agreed upon in writing by both parties. No delay or omission by the Company in exercising any right under this Agreement will operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion is effective only in that instance and will not be construed as a bar to or waiver of any right on any other occasion.

9.4If any provision of this Agreement is found by a proper authority to be unenforceable or invalid such unenforceability or invalidity shall not render this Agreement unenforceable or invalid as a whole and in such event, such provision shall be changed and interpreted so as to best accomplish the objectives of such unenforceable or invalid provision within the limits of applicable law or applicable court decisions and the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

9.5I acknowledge that the Company will suffer substantial damages not readily ascertainable or compensable in terms of money in the event of the breach of any of my obligations under this Agreement. I therefore agree that the Company shall be entitled (without limitation of any other rights or remedies otherwise available to the Company) to obtain an injunction from any court of competent jurisdiction prohibiting the continuance or recurrence of any breach of this Agreement.

9.6The rights and obligations of the parties under this Agreement shall be governed in all respects by the laws of the state in which I preside as of the date of this Agreement exclusively, without reference to any conflict of laws rule that would result in the application of the laws of any other jurisdiction. The parties agree that all disputes arising under this Agreement shall be adjudicated in the state and federal courts having jurisdiction over disputes arising in San Diego County, California, and I hereby agree to consent to the personal jurisdiction of such court. The Company and I each hereby irrevocably waive any right to a trial by jury in any action, suit or other legal proceeding arising under or relating to any provision of this Agreement.

9.7Any notices required or permitted hereunder shall be given to the appropriate party at the address specified on the signature page to this Agreement or at such other address as the party shall specify in writing. Such notice shall be deemed given upon personal delivery, or sent by certified or registered mail, postage prepaid, three days after the date of mailing.

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9.8Except as otherwise provided herein, the provisions of this Agreement shall survive the termination of my employment with the Company for any reason.

9.9This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and all of which together shall be deemed to be one and the same instrument. A facsimile, PDF (or any electronic signature complying with the U.S. federal ESIGN Act of 2000, e.g., www.docusign.com) or any other type of copy of an executed version of this Agreement signed by a party is binding upon the signing party to the same extent as the original of the signed agreement.

I ACKNOWLEDGE THAT I HAVE THE RIGHT TO CONSULT WITH INDEPENDENT LEGAL COUNSEL PRIOR TO SIGNING THIS AGREEMENT AND HAVE HAD A REASONABLE OPPORTUNITY TO DO SO, AND THAT I EITHER HAVE CONSULTED, OR ON MY OWN VOLITION CHOSEN NOT TO CONSULT, WITH SUCH COUNSEL. I FURTHER ACKNOWLEDGE THAT I HAVE READ THIS AGREEMENT CAREFULLY AND I UNDERSTAND AND ACCEPT THE OBLIGATIONS WHICH IT IMPOSES UPON ME WITHOUT RESERVATION. NO PROMISES OR REPRESENTATIONS HAVE BEEN MADE TO ME TO INDUCE ME TO SIGN THIS AGREEMENT. I SIGN THIS AGREEMENT VOLUNTARILY AND FREELY, IN DUPLICATE, WITH THE UNDERSTANDING THAT THE COMPANY WILL RETAIN ONE COUNTERPART AND THE OTHER COUNTERPART WILL BE RETAINED BY ME.

(Signature Page Follows)

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IN WITNESS WHEREOF, I have executed this document as of     January 13,

2020.

/s /D Lyle

Employee: D Lyle

Address:12805 Three Canyons Point, San Diego, CA 92130

AGREED AND ACKNOWLEDGED:

AIRGAIN, INC.

By: /s/ Jacob Suen

Name:  Jacob Suen

Title: CEO & President

Address:3611 Valley Centre Drive Suite 150

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EXHIBIT A

CALIFORNIA LABOR CODE

California Labor Code § 2870. Application of provision providing that employee shall assign or offer to assign rights in invention to employer.

(a)

Any provision in an employment agreement which provides that an employee shall assign, or offer to assign, any of his or her rights in an invention to his or her employer shall not apply to an invention that the employee developed entirely on his or her own time without using the employer’s equipment, supplies, facilities, or trade secret information except for those inventions that either:

(1)	Relate at the time of conception or reduction to practice of the invention to the employer’s business, or actual or demonstrably anticipated research or development of the employer; or

(2)	Result from any work performed by the employee for the employer.

(b)

To the extent a provision in an employment agreement purports to require an employee to assign an invention otherwise excluded from being required to be assigned under subdivision (a), the provision is against the public policy of this state and is unenforceable.

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EXHIBIT B

BACKGROUND TECHNOLOGY

List here prior contracts to assign Inventions that are now in existence between any other person or entity and you.

☐	Check here if NONE

List here previous Inventions which you desire to have specifically excluded from the operation of this Agreement. Continue on reverse side if necessary.

☐	Check here if NONE

EXHIBIT 2

GENERAL RELEASE OF CLAIMS

[The language in this Release may change based on legal developments and evolving best practices; this form is provided as an example of what will be included in the final Release document.]

This General Release of Claims (“Release”) is entered into as of this 13th day of January, 2020, between david lyle (“Employee”), and AIRGAIN, INC., a Delaware corporation (the “Company”) (collectively referred to herein as the “Parties”).

WHEREAS, Employee and the Company are parties to that certain Employment Agreement effective as of January 13, 2020 (the “Agreement”);

WHEREAS, the Parties agree that Employee is entitled to certain severance benefits under the Agreement, subject to Employee’s execution of this Release; and

WHEREAS, the Company and Employee now wish to fully and finally to resolve all matters between them.

NOW, THEREFORE, in consideration of, and subject to, the severance benefits payable to Employee pursuant to the Agreement, the adequacy of which is hereby acknowledged by Employee, and which Employee acknowledges that he would not otherwise be entitled to receive, Employee and the Company hereby agree as follows:

1.General Release of Claims by Employee.

(a)Employee, on behalf of himself and his executors, heirs, administrators, representatives and assigns, hereby agrees to release and forever discharge the Company and all predecessors, successors and their respective parent corporations, affiliates, related, and/or subsidiary entities, and all of their past and present investors, directors, shareholders, officers, general or limited partners, employees, attorneys, agents and representatives, and the employee benefit plans in which Employee is or has been a participant by virtue of his employment with or service to the Company (collectively, the “Company Releasees”), from any and all claims, debts, demands, accounts, judgments, rights, causes of action, equitable relief, damages, costs, charges, complaints, obligations, promises, agreements, controversies, suits, expenses, compensation, responsibility and liability of every kind and character whatsoever (including attorneys’ fees and costs), whether in law or equity, known or unknown, asserted or unasserted, suspected or unsuspected (collectively, “Claims”), which Employee has or may have had against such entities based on any events or circumstances arising or occurring on or prior to the date hereof or on or prior to the date hereof, arising directly or indirectly out of, relating to, or in any other way involving in any manner whatsoever Employee’s employment by or service to the Company or the termination thereof, including any and all claims arising under federal, state, or local laws relating to employment, including without limitation claims of wrongful discharge, breach of express or implied contract, fraud, misrepresentation, defamation, or liability in tort, and claims of any kind that may be brought in any court or administrative agency including, without

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limitation, claims under Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. Section 2000, et seq.; the Americans with Disabilities Act, as amended, 42 U.S.C. § 12101 et seq.; the Rehabilitation Act of 1973, as amended, 29 U.S.C. § 701 et seq.; the Civil Rights Act of 1866, and the Civil Rights Act of 1991; 42 U.S.C. Section 1981, et seq.; the Age Discrimination in Employment Act, as amended, 29 U.S.C. Section 621, et seq. (the “ADEA”); the Equal Pay Act, as amended, 29 U.S.C. Section 206(d); regulations of the Office of Federal Contract Compliance, 41 C.F.R. Section 60, et seq.; the Family and Medical Leave Act, as amended, 29 U.S.C. § 2601 et seq.; the Fair Labor Standards Act of 1938, as amended, 29 U.S.C. § 201 et seq.; the Employee Retirement Income Security Act, as amended, 29 U.S.C. § 1001 et seq.; and the California Fair Employment and Housing Act, California Government Code Section 12940, et seq.

Notwithstanding the generality of the foregoing, Employee does not release the following claims:

(i)Claims for unemployment compensation or any state disability insurance benefits pursuant to the terms of applicable state law;

(ii)Claims for workers’ compensation insurance benefits under the terms of any worker’s compensation insurance policy or fund of the Company;

(iii)Claims pursuant to the terms and conditions of the federal law known as COBRA;

(iv)Claims for indemnity under the bylaws of the Company, as provided for by California or Delaware law or under any applicable indemnification agreement or insurance policy with respect to Employee’s liability as an employee, director or officer of the Company;

(v)Employee’s right to bring to the attention of the Equal Employment Opportunity Commission or the California Department of Fair Employment and Housing or any other federal, state or local government agency claims of discrimination, or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission or any other federal, state or local government agency; provided, however, that Employee does release his right to secure any damages for alleged discriminatory treatment;

(vi)Claims based on any right Employee may have to enforce the Company’s executory obligations under the Agreement;

(vii)Claims Employee may have to vested or earned compensation and benefits; and

(viii)Employee’s right to communicate or cooperate with any government agency.

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(b)EMPLOYEE ACKNOWLEDGES THAT he HAS BEEN ADVISED OF AND IS FAMILIAR WITH THE PROVISIONS OF CALIFORNIA CIVIL CODE SECTION 1542, WHICH PROVIDES AS FOLLOWS:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.”

BEING AWARE OF SAID CODE SECTION, EMPLOYEE HEREBY EXPRESSLY WAIVES ANY RIGHTS he MAY HAVE THEREUNDER, AS WELL AS UNDER ANY OTHER STATUTES OR COMMON LAW PRINCIPLES OF SIMILAR EFFECT.

[Note:  Clauses (c), (d) and (e) apply only if Employee is age 40 or older at time of termination]

(c)Employee acknowledges that this Release was presented to him on the date indicated above and that Employee is entitled to have twenty-one (21) days’ time in which to consider it.  Employee further acknowledges that the Company has advised him that he is waiving his rights under the ADEA, and that Employee should consult with an attorney of his choice before signing this Release, and Employee has had sufficient time to consider the terms of this Release.  Employee represents and acknowledges that if Employee executes this Release before twenty-one (21) days have elapsed, Employee does so knowingly, voluntarily, and upon the advice and with the approval of Employee’s legal counsel (if any), and that Employee voluntarily waives any remaining consideration period.

(d)  Employee understands that after executing this Release, Employee has the right to revoke it within seven (7) days after his execution of it.  Employee understands that this Release will not become effective and enforceable unless the seven (7) day revocation period passes and Employee does not revoke the Release in writing.  Employee understands that this Release may not be revoked after the seven (7) day revocation period has passed.  Employee also understands that any revocation of this Release must be made in writing and delivered to the Company at its principal place of business within the seven (7) day period.

(e)  Employee understands that this Release shall become effective, irrevocable, and binding upon Employee on the eighth (8th) day after his execution of it, so long as Employee has not revoked it within the time period and in the manner specified in clause (d) above.

(f)Employee further understands that Employee will not be given any severance benefits under the Agreement unless this Release is effective on or before the date that is thirty (30) days following the date of Employee’s termination of employment.

2.No Assignment.  Employee represents and warrants to the Company Releasees that there has been no assignment or other transfer of any interest in any Claim that Employee

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may have against the Company Releasees.  Employee agrees to indemnify and hold harmless the Company Releasees from any liability, claims, demands, damages, costs, expenses and attorneys’ fees incurred as a result of any such assignment or transfer from Employee.

3.Whistleblower Provision. Nothing herein shall be construed to prohibit Employee from communicating directly with, cooperating with, or providing information to, any government regulator, including, but not limited to, the U.S. Securities and Exchange Commission, the U.S. Commodity Futures Trading Commission, or the U.S. Department of Justice. Employee acknowledges that the Company has provided Employee with the following notice of immunity rights in compliance with the requirements of the Defend Trade Secrets Act: (i) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in confidence to a Federal, State, or local government official or to an attorney solely for the purpose of reporting or investigating a suspected violation of law, (ii) Employee shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of proprietary information of the Company that is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal and (iii) if Employee files a lawsuit for retaliation by the Company for reporting a suspected violation of law, Employee may disclose the proprietary information to my attorney and use the proprietary information in the court proceeding, if Employee files any document containing the proprietary information under seal, and does not disclose the proprietary information, except pursuant to court order.

4.Severability.  In the event any provision of this Release is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law.  If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

5.

Interpretation; Construction.  The headings set forth in this Release are for convenience only and shall not be used in interpreting this Agreement.  This Release has been drafted by legal counsel representing the Company, but Employee has participated in the negotiation of its terms.  Furthermore, Employee acknowledges that Employee has had an opportunity to review and revise the Release and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Release.  Either party’s failure to enforce any provision of this Release shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Release.

6.

Governing Law; Venue.  This Release shall be governed by and construed in accordance with the laws of the State of California without regard to the conflicts of laws principles thereof.  Employee and the Company agree that any litigation regarding this Release  shall be conducted in San Diego, California.  Employee and the Company hereby consent to the jurisdiction of the courts of the State of California and the United States District Court for the Southern District of California.

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7.

Entire Agreement.  This Release and the Agreement constitute the entire agreement of the Parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations and agreements, whether written or oral.  This Release may be amended or modified only with the written consent of Employee and an authorized representative of the Company.  No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

8.	Counterparts. This Release may be executed in multiple counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

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